Exhibit 99.1

ReShape Lifesciences Announces Appointment of Paul F. Hickey as President and Chief Executive Officer

SAN CLEMENTE, Calif., July 27, 2022 -- ReShape Lifesciences™ (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health solutions company, today announced that its Board of Directors has appointed Paul F. Hickey as President and Chief Executive Officer and as a member of the Board of Directors, effective August 15, 2022. Mr. Hickey succeeds Bart Bandy, who has separated from the company to pursue other opportunities. Thomas Stankovich, Chief Financial Officer of ReShape, will serve as Interim President and Chief Executive Officer until Mr. Hickey joins the company. Dan W. Gladney, current Chair of the Board of Directors, will assume a more active role as Executive Chair, supporting Mr. Hickey and the company on strategic matters.

“Paul is a proven leader with over 25 years of medical device commercialization experience, including leadership roles in marketing, research and development and reimbursement. Notably, as the former Senior Vice President of Marketing and Reimbursement at EnteroMedics, the predecessor company to ReShape, Paul possesses a close connection to our company, its vision and potential,” stated Mr. Gladney. “We look forward to leveraging his expertise and relationships as we continue to develop our pipeline of physician prescribed, insurance reimbursed weight loss solutions including the Lap-Band® Program, supportive reshapecare™ Virtual Health Coaching Platform and the ReShape Optimize™ line of supplements by ProCare Health, available on ReShape Marketplace™. As we welcome Paul, we also want to express our genuine thanks to Bart for his stewardship of ReShape during his time as President and Chief Executive Officer and wish him the best in his future endeavors. ReShape is poised for success, and we are confident that Paul is the right leader to build on the solid foundation we have in place today.”

“I am enthusiastic about the prospects for ReShape’s continued growth including its full suite of weight loss solutions, especially the Lap-Band® program and the demand generated by the multi-tiered direct-to-consumer (DTC) marketing campaign, thus far, which continues to be successful in driving patient engagement and filling surgeons’ pipeline for Lap-Band® procedures,” stated Mr. Hickey. “I look forward to working closely with the entire ReShape team to expand the company’s growth as it executes on its strategy to become the premier physician-led weight loss and metabolic health-solutions company.”

Prior to joining Reshape, since February 2020, Mr. Hickey was the President and Chief Executive Officer of Altimate Medical Holdings, Inc. which designs and manufactures rehabilitation medical equipment including its EasyStand brand. Previously, from 2018 to 2020, he served as the President and Chief Executive Officer of Vertebral Technologies, Inc., a medical device company focused on implantable spinal devices. Prior to that, from 2016 to 2017, Mr. Hickey was Senior Vice President of Marketing and Reimbursement for EnteroMedics (now ReShape Lifesciences™). Earlier in his career, he consulted for a variety of commercialized medical device companies and held positions of increasing responsibility at Zimmer Biomet. For the past four years, Mr. Hickey has served on the Board of Directors at Excelen Center for Bone and Joint Research and Education.

Mr. Hickey earned a Bachelor’s degree from the University of Michigan and a Master’s from Washington University in Saint Louis.

About ReShape Lifesciences™

ReShape Lifesciences™ is America's premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The ReShape Vest™ System is an investigational (outside the U.S.) minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It helps enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. reshapecare™ is a virtual weight-management program that supports lifestyle changes for all weight-loss patients led by board certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. For more information, please visit www.reshapelifesciences.com.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about the company’s growth prospects. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

CONTACTS

ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com